Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
Cawley, Gillespie & Associates, Inc., hereby consents to (i) the use of the oil and gas reserve information in the Concho Resources, Inc. Securities and Exchange Commission Form 10-K for the year ending December 31, 2009 and in the Concho Resources, Inc. annual report for the year ending December 31, 2009, based on reserve reports dated January 25, 2010, prepared by Cawley, Gillespie & Associates, Inc and (ii) inclusion of our summary report dated January 25, 2010 included in Form 10-K to be filed on or about February 26, 2010 as Exhibit 23.5.
We hereby further consent to the incorporation by reference in the Registration Statements on (i) Form S-8 (file no. 333-145791), (ii) Form S-3 (file no. 333-154737) and (iii) Form S-3 (file no. 333-161809) of such information.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

J. Zane Meekins, P.E.
Senior Vice President

Fort Worth, Texas
February 26, 2010